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                                                                     Exhibit 3.3
                                                                     -----------

                           CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                             THE IXATA GROUP, INC.

     The IXATA Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"),
     DOES HEREBY CERTIFY:

     FIRST:   That the Board of Directors of the Corporation, by the unanimous vote of its members at a meeting of the Board held on June 12, 2001, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of the Corporation:

          RESOLVED, that the stockholders hereby authorize the Corporation to file the following Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware:

          Article FIRST of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "FIRST:  The name of the Corporation is RFP Express Inc."

     SECOND:   That in lieu of a meeting, the amendment of the Corporation=s
Certificate of Incorporation was duly adopted by the written consent of the holders of a majority of the outstanding stock of the Corporation entitled to vote on the matter.

     THIRD:   That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its Secretary this 24/th/ day of July, 2001.

                                /s/ Christopher J. Hubbert
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                              Christopher J. Hubbert, Secretary